Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of TuanChe Limited on Form S-8 (No. 333-230433) and Form F-3 (No. 333-264942) of our report dated March 28, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of TuanChe Limited as of December 31, 2022 and 2023 and for the years ended December 31, 2021, 2022 and 2023 appearing in the Annual Report on Form 20-F of TuanChe Limited for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement of Form F-3.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 28, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com